EXHIBIT 10.1

LOAN AGREEMENT

Between

PRIME DEARBORN EQUITIES LLC

as "Borrower"

- and -

IPC INVESTMENTS HOLDINGS CANADA INC.

as "Lender"

December 30, 2005

TABLE OF CONTENTS

ARTICLE 1

INTERPRETATION

1.1	Defined Terms.	1
1.2	Other Definitional Provisions.	9
1.3	Section and Headings, Etc.	9
1.4	Currency.	9
1.5	Number and Gender.	10
1.6	Time of Essence.	10
1.7	Business Day.	10
1.8	Governing Law.	10
1.9	Severability.	10
1.10	Entire Agreement.	10
1.11	Amendments and Waivers.	11
1.12	Schedules.	11

ARTICLE 2

AMOUNT AND TERMS OF LOAN

2.1	Loan Amount.	11
2.2	Note.	11
2.3	Interest Rate and Payment Dates.	12
2.4	Calculation of Interest.	12
2.5	Repayment.	12
2.6	Amounts Due in Respect of Capital Transactions.	12
2.7	Borrower’s Right to Prepay.	13
2.8	Payments Generally.	13
2.9	Withholding Tax Indemnity.	14

ARTICLE 3

CONDITIONS PRECEDENT

3.1	Drawdown of Loan.	15

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Borrower.	16
4.2	Representations and Warranties of the Lender.	19

ARTICLE 5

COVENANTS OF THE BORROWER

5.1	Affirmative Covenants.	19
5.2	Negative Covenants.	22
5.3	Single Purpose Entity.	23
5.4	Change of Name, Identity or Structure.	25

ARTICLE 6

EVENTS OF DEFAULT

6.1	Events of Default.	25
6.2	Remedies for Events of Default.	27

- i -

ARTICLE 7

MISCELLANEOUS

7.1	Notices.	28
7.2	Lender’s Expenses; Taxes; Indemnification.	30
7.3	No Waiver; Cumulative Remedies.	30
7.4	Survival of Representations and Warranties.	30
7.5	Transfer Rights.	30
7.6	Successors and Assigns.	31
7.7	Counterparts.	32
7.8	Limited Recourse.	32

- ii -

LOAN AGREEMENT

THIS AGREEMENT made this                      day of December, 2005.

B E T W E E N:

PRIME DEARBORN EQUITIES LLC,

a limited liability company organized under the laws of the State of Delaware,

(hereinafter referred to as the "Borrower"),

- and -

IPC INVESTMENTS HOLDINGS CANADA INC.,

a corporation organized under the laws of the Province of Ontario,

(hereinafter referred to as the "Lender").

WHEREAS the Borrower has requested the Lender to provide the Borrower with a term loan (the "Loan");

AND WHEREAS the Lender has agreed to make the Loan to the Borrower on the terms and subject to the conditions contained herein and in the other Loan Documents;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms.

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Accrued Basic Interest" means, on any Payment Date, any portion of the Basic Interest accrued without compounding during all of the Interest Accrual Periods preceding such Payment Date that remains outstanding as of such Payment Date.

"Accrued Complete Interest" means, on any Payment Date, any portion that remains outstanding on such Payment Date of interest on the outstanding principal amount at 12%

per annum without compounding for all of the Interest Accrual Periods preceding such Payment Date in the Loan Year in which such Payment Date falls.

"Affiliate" means, with respect to any Person, a second Person which is directly or indirectly controlled by, controls or is under common control with such first Person. For purposes of the foregoing, "control" of any Person means the power to direct or cause the direction of the management and policies of such Person, whether by the ownership of voting securities or other beneficial interest, by contract or otherwise.

"Agreement" means this Loan Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

"Basic Interest" means, on any Payment Date, interest calculated on the Outstanding Amount at the then current Basic Interest Rate determined on the basis of a 360-day year, for the actual number of days in the period for which the Basic Interest is being determined, cumulative but not compounded, on the average daily balance of the Outstanding Amount from time to time during the Interest Accrual Period immediately preceding such Payment Date.

"Basic Interest Rate" means, for the first Loan Year eight percent (8%), for the second Loan Year eight and one-half percent (8.5%), for the third Loan Year nine percent (9%), for the fourth Loan Year nine and one-half percent (9.5%), and for the final Loan Year (which, for certainty, is a "stub" period) ten percent (10%).

"Borrower LLC Agreement" means the limited liability company agreement of the Borrower.

"Borrower Pledge and Security Agreement" means an agreement substantially in the form of Schedule A providing for the deposit to an account of Lender of all cash proceeds to the Borrower from Dearborn Center.

"Business Day" means any day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in New York, United States of America or Toronto, Canada are authorized to close, and (iii) any of the First Day Passover, Second Day Passover, Seventh Day Passover, Eighth Day Passover, First Day Shavuoth, Second Day Shavuoth, First Day Rosh Hashanah, Second Day Rosh Hashanah, Yom Kippur, First Day Sukkoth, Second Day Sukkoth, Shemini Azereth and Simchas Torah.

"Capital Transaction" means a sale or final disposition of all or any portion of the assets of the Borrower or Dearborn Center including: any sale of the Project; any refinancing or replacement of the Mortgage Loan; any lease termination or buy-out pursuant to which an existing tenant at the Project pays the Owner for a termination or other disposition of such tenant’s lease (to the extent such funds are not required to be paid to the lender(s) under the Mortgage Loan or to a replacement tenant); any receipt of condemnation awards or insurance proceeds (not including business interruption insurance proceeds) as a result of damage to or condemnation, destruction or loss of all or any portion of the Project in excess of the amount, if any, of such awards or proceeds re-invested in the Project; and any other transaction of a capital nature.

"Capital Transaction Payment Date" means the fifth day after receipt of Capital Transaction Proceeds by the Borrower.

"Capital Transaction Proceeds" means the net proceeds received by the Borrower from a Capital Transaction.

"Cash Flow" means all cash funds other than Capital Transaction Proceeds actually received by the Borrower and all Management Fees received by PGRSI from Dearborn Center.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Commitment Fee" means that certain fee in the amount of $1,100,000 to be paid by the Borrower to the Lender as a commitment fee pursuant to section 2.1(b).

"Complete Interest" means on any date of determination, including on any Capital Transaction Payment Date or on the Maturity Date or other acceleration of the Loan, the difference between (x) the amount of interest calculated on the Outstanding Amount, as such Outstanding Amount may vary from time to time, that would give the Lender an annual internal rate of return equal to 12% during the period beginning on the date such Outstanding Amount is advanced and ending on the date the Complete Interest is paid and (y) an amount equal to the future value on the date Complete Interest is paid of all interest payments previously received by the Lender computed based on an annual internal rate of return equal to 12%. For calculating the internal rate of return, Excel’s XIRR function will be used. An example of such calculation is set forth on Schedule F.

"Complete Interest Rate" means a rate per annum equal to 12%.

"Contractual Obligation" means, as to any Person, any security issued by such Person or any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of any of the foregoing.

"Creditors Rights Laws" means any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to debts or debtors.

"Dearborn Center" means Dearborn Center, LLC, a limited liability company organized under the law of Delaware.

"Dearborn Center LLC Agreement" means the amended and restated limited liability company agreement of Dearborn Center dated as of October 8, 2003, between UST XI Dearborn Ltd. and Prime Group Realty, L.P. (the interest of Prime Group Realty, L.P. having subsequently been transferred to Borrower), including amendments thereto from time to time.

"Dearborn Center Loan Agreement" means the mortgage loan agreement dated as of October 1, 2003 between Dearborn Center, as borrower, and the Mortgage Lender, including amendments thereto and replacements thereof from time to time.

"Default" means any event, act or condition the occurrence or existence of which, with notice or lapse of time or both, would constitute an Event of Default.

"Default Rate" means 18% per annum.

"Equity Interest" means, with respect to a Person, the Equity Securities of such Person held by a second Person.

"Equity Securities" means any and all shares, interests, participations or other equivalents (however designated) of the capital of a corporation (including, without limitation, common shares and preferred shares), any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or rights of any nature to purchase any of the foregoing.

"Estein" means UST XI Dearborn, Ltd.

"Event of Default" has the meaning ascribed to such term in Article 6.

"GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles apply to partnerships, corporations or limited liability companies, as applicable.

"Governmental Authority" means any federal, state or local government or any other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions.

"Guarantee Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or intended to guarantee, or indemnifying or intended to indemnify, any other Person in respect of any Indebtedness or trade credit (including trade payables) of any such other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent, to (a) purchase any such Indebtedness or any property constituting security therefor, (b) advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or any balance sheet condition of such other Person (including maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) lease or purchase property, securities or services primarily for the purpose of assuring the owner of such

Indebtedness, or (d) otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guarantee Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee Obligation is made.

"Indebtedness" of any Person means any indebtedness or liability which, in accordance with GAAP, would be classified as a liability of such Person (excluding deferred taxes), but in any event including, without duplication:

(a)

all indebtedness of such Person for or in respect of borrowed money, credit and other financial accommodation of any nature or kind other than trade credit (including trade payables and other current accounts payable) incurred in the ordinary course of business for the purchase of goods or services for the purpose of carrying on such business, not including (as trade credit) any deferred purchase price for the acquisition of any property classified as capital in nature in accordance with GAAP;

(b)	all indebtedness of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;
(c)

the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP;

(d)

all indebtedness of such Person in respect of the purchase or acquisition price of any real or personal property or any services (whether or not recourse for such indebtedness is limited to the repossession and sale of any such property) other than trade credit (including trade payables) incurred in the ordinary course of business for the purchase of goods and services;

(e)	all Guarantee Obligations of such Person without duplication;
(f)	all the net liability of such Person in respect of any interest rate protection agreements or foreign currency exchange agreements or other interest or exchange rate hedging agreements;
(g)

the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit or letters of guarantee issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, the face amount of all drafts drawn thereunder (to the extent unreimbursed);

(h)	all obligations of such Person to purchase, redeem or otherwise acquire any securities issued by such Person, including any such security retractable, as at the time of determination, at the option of the holder thereof, and any sinking fund obligation of such Person in respect of any such securities;

(i)

the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction), regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP; and

(j)

all liabilities secured by any Lien (other than Liens for taxes not yet due and payable or otherwise being contested in good faith) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"Independent Director" means the individual nominated by Lender to sit on the Borrower’s board of managers.

"Interest Accrual Period" means, (i) with respect to the first Payment Date, the period commencing on (and including) the date hereof and ending on (and including) the last day of the month immediately preceding such Payment Date; and (ii) in the case of each subsequent Payment Date, the monthly period immediately preceding such Payment Date.

"Investment" means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of all or a substantial part of the assets comprising a business or operation of a Person, shares of capital stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of a Person; (b) any deposit with, or advance, loan or other extension of credit to, a Person (other than deposits made in connection with the purchase of any goods or services in the ordinary course of business); or (c) any other capital contribution to or investment in a Person, including any Guarantee Obligation (including any support for a letter of credit or letter of guarantee issued on behalf of such Person) incurred for the benefit of a Person.

"Land" means the real property described in Exhibit "A" to the Dearborn Center Loan Agreement.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, statutory, consensual or otherwise, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

"Loan" has the meaning ascribed to such term in the first Recital to this Agreement.

"Loan Amount" means the principal sum of $55,000,000.00.

"Loan Documents" means this Agreement, the Note, the Prime Group Guarantee, the Borrower Pledge and Security Agreement and the PGRSI Pledge and Security Agreement

and any and all other agreements, instruments or documents evidencing, securing or otherwise executed and delivered in connection with the Loan and the transactions contemplated by this Agreement.

"Loan Year" means the period from and including the date hereof to but excluding the first anniversary of the date hereof, and thereafter from and including any anniversary of the date hereof to but excluding the next following anniversary or to but excluding the Maturity Date, as the case may be.

"Management Fees" means the management fees and leasing fees to which PGRSI is entitled (but excluding leasing fees payable to a licensed real estate broker other than PGRSI) pursuant to its Management and Leasing Agreement with Dearborn Center dated as of October 8, 2003, as the same may be amended from time to time.

"Material Adverse Effect" means a material adverse effect on (i) the business, profits, operations or condition (financial or otherwise) of the Borrower or Dearborn Center, or (ii) the ability of the Borrower to perform its obligations as they become due under this Agreement or any of the other Loan Documents.

"Maturity Date" means April 5, 2010.

"Mortgage Lender" means Landesbank Hessingeu-Thuringen Girozentrale and its assignees and successors from time to time as lenders under the Dearborn Center Loan Agreement.

"Mortgage Loan" means that certain first mortgage loan made to Dearborn Center as borrower pursuant to the Dearborn Center Loan Agreement.

"Non-Exempt Person" has the meaning ascribed to such term in section 2.9(b).

"Note" has the meaning ascribed to such term in section 2.2(a).

"Other Receivables" means, as of any Payment Date, any and all fees, reimbursements, costs, expenses and other sums then due or recoverable by the Lender hereunder, other than in respect of the repayment of the Outstanding Amount and the payment of Complete Interest (including the Basic Interest).

"Outstanding Amount" means, at any time, the aggregate principal amount of the Loan then outstanding.

"Payment Date" means the third Business Day of each calendar month, with the first Payment Date being February 3, 2005.

"Permitted Business" means, at any time, any business or operation relating to the direct or indirect ownership and operation of the Land and the Project.

"Permitted Liens" means:

(a)	any Lien securing any obligations of the Borrower under the Loan Documents; and
(b)

any Lien for taxes, rates, assessments or other governmental charges not yet due or for which instalments have been paid based on reasonable estimates pending final assessments, or any Lien for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof).

"Person" or "person" means an individual, corporation, limited liability company, association, partnership, trust, joint venture, business trust or unincorporated organization or a Governmental Authority.

"PGRSI" means Prime Group Realty Services, Inc., a Maryland corporation.

"PGRSI Pledge and Security Agreement" means an agreement substantially in the form of Schedule B providing for the deposit to an account of Lender of all of the Management Fees.

"Prepayment Amount" means, on a Prepayment Date, the sum (without duplication) of (i) the Outstanding Amount or the portion thereof to be prepaid, (ii) any accrued but unpaid Complete Interest on the Outstanding Amount or the portion thereof to be prepaid, and (iii) any Other Receivables then outstanding or to become due hereunder.

"Prepayment Date" has the meaning ascribed to such term in section 2.7.

"Prime Group Guarantee" means a guarantee of the obligations of the Borrower hereunder by Prime Group Realty, L.P., substantially in the form of Schedule C.

"Proceeds" means all Cash Flow and Capital Transaction Proceeds.

"Project" means the 1,521,492 square foot office building and related amenities located on the Land.

"REIT" means IPC US Real Estate Investment Trust, an unincorporated trust governed by the laws of the Province of Ontario.

"Reichmann Family" means any one or more of Mr. Paul Reichmann and his siblings, the spouses or lineal descendants of any of the foregoing, or trusts that are for the benefit of any or all of the foregoing.

"Reichmann Family Affiliate" means any member of the Reichmann Family and any Affiliate of any member of the Reichmann Family.

"Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or legally binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer of the Borrower" means the President or any Vice President of the Borrower.

"Subsidiary" shall mean any corporation, limited liability company, partnership or other entity in which a Person holds, directly or indirectly, an Equity Interest which is 50% or more of the Equity Securities issued by such entity.

"Taxes" has the meaning ascribed to such term in section 2.9(b).

"Transfer" means to sell, assign, convey, transfer, mortgage, grant a security interest in, pledge or otherwise dispose of, or where used as a noun, a sale, assignment, conveyance, transfer, mortgage, grant of a security interest in, pledge or other disposition.

1.2	Other Definitional Provisions.

(a)          Unless otherwise specified in this Agreement, all terms defined in this Agreement shall have the same defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)          The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          The word "including" when used in this Agreement shall be deemed to be followed by the words "but not limited to."

1.3	Section and Headings, Etc.

The division of this Agreement into sections, the insertion of headings and the inclusion of a table of contents are for reference purposes only and shall not affect the interpretation of this Agreement. References in this Agreement to sections, Schedules and words of similar import are, unless otherwise specified, to the sections and Schedules of, or appended to, this Agreement.

1.4	Currency.

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States funds.

1.5	Number and Gender.

In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing any gender shall include all genders.

1.6	Time of Essence.

Time shall be of the essence of this Agreement.

1.7	Business Day.

In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

1.8	Governing Law.

This Agreement and the other Loan Documents and the rights and obligations of the parties under this Agreement and the other Loan Documents shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each party hereby irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the Courts of the State of New York sitting in the Borough of Manhattan, New York City, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, and (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

1.9	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct.

1.10	Entire Agreement.

This Agreement constitutes the entire agreement of the Borrower and the Lender and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or in the other Loan Documents.

1.11	Amendments and Waivers.

Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, modified or waived except by a written agreement executed by the parties hereto.

1.12	Schedules.

The following Schedules are incorporated in and form part of this Agreement:

Schedule "A"	–	Form of Borrower Pledge and Security Agreement
Schedule "B"	–	Form of PGRSI Pledge and Security Agreement
Schedule "C"	–	Form of Prime Group Guarantee
Schedule "D"	–	Form of Note
Schedule "E"	–	Wire Transfer Instructions
Schedule "F"	–	Complete Interest Calculation

ARTICLE 2

AMOUNT AND TERMS OF LOAN

2.1	Loan Amount.

(a)          Subject to the terms and conditions of this Agreement, the Lender hereby agrees to advance to the Borrower on the date hereof the sum of fifty-three million three hundred forty-five thousand dollars ($53,345,000.00) as the Loan. The Loan in the Loan Amount shall mature on the Maturity Date unless earlier repayment is made pursuant to section 2.5, 2.6 or 2.7. For greater certainty, for all purposes hereof, including the Borrower’s obligation to pay interest and principal, the Loan Amount is $55,000,000.00, notwithstanding that a lesser amount is to be advanced by the Lender to the Borrower.

(b)          The Borrower hereby agrees to pay to the Lender, contemporaneously with the Lender advancing the Loan to the Borrower in accordance with section 2.1(a), the Commitment Fee.

2.2	Note.

(a)          The Loan shall be evidenced by a promissory note in the Loan Amount executed by the Borrower substantially in the form of Schedule "D" (the "Note"), payable to the order of the Lender. The Note shall (i) be dated the date of its issuance (which date shall also be the date of funding of the Loan); (ii) bear interest for the period from its issue date on the unpaid principal amount thereof at the applicable interest rate per annum specified in section 2.3; and (iii) state that the unpaid principal amount of such Note and any accrued and unpaid interest thereon shall be due and payable in full on the Maturity Date, unless prepaid earlier or accelerated in accordance with the terms hereof.

(b)          The Note shall be registered as to both principal and stated interest with the Borrower, and, notwithstanding any other provision hereof, the transfer of the right to the principal of and stated interest thereon may be effected only by the surrender of the Note and either the re-issuance by the Borrower of such Note to the new holder or issuance by the Borrower of a new note to the new holder. The Borrower acknowledges that it has received from the Lender a completed Form W-8BEN. The Borrower intends to treat all interest payable hereunder to the Lender as portfolio interest under Sections 871(h) and 881(c) of the Code, which is not subject to withholding under Section 1442 of the Code so long as: (i) the Form W-8BEN provided by the Lender is current under the applicable income tax regulations; and (ii) the Lender has not become, directly or indirectly, a 10% owner, as defined in Section 871(h)(3) of the Code, of the Borrower; and (iii) the Lender is not a bank, as defined in Section 888(c)(3) of the Code.

2.3	Interest Rate and Payment Dates.

The Loan shall bear interest at the Complete Interest Rate. Basic Interest shall be payable in arrears on each Payment Date. Accrued Complete Interest shall be payable in arrears on each Payment Date to the extent of the Cash Flow of the Borrower. To the extent that Cash Flow of the Borrower on a Payment Date is not sufficient to make some or all of the payments of Accrued Complete Interest, any unpaid Complete Interest shall continue to accrue in accordance with the terms of this Agreement. For greater certainty, the full amount of Complete Interest shall not be due until the occurrence of a Capital Transaction or an optional prepayment or on maturity.

2.4	Calculation of Interest.

All calculations of interest payable under the Note shall be made on the basis of a fraction, the denominator of which is 360 days and the numerator of which is the actual number of days elapsed during the related Interest Accrual Period or portion thereof.

2.5	Repayment.

(a)          The Loan shall mature on the Maturity Date and on that date, unless paid earlier, Borrower shall pay any Other Receivables, accrued and unpaid Complete Interest and the Outstanding Amount.

(b)          If any of the amounts required to be paid to the Lender pursuant to section 2.5(a) are not paid to the Lender on or before the Maturity Date, then in addition to all other amounts payable to the Lender hereunder, the Borrower shall pay to the Lender: (i) a late charge in an amount equal to 5% of those portions of the delinquent amount consisting of Basic Interest and Accrued Basic Interest, and (ii) interest on all other delinquent amounts (exclusive of the Basic Interest and Accrued Basic Interest) at the Default Rate calculated from the Maturity Date.

2.6	Amounts Due in Respect of Capital Transactions.

On each Capital Transaction Payment Date, the Borrower shall make payments to the Lender on the Loan to the extent of any Capital Transaction Proceeds received by the Borrower in the order set out below:

(i)	to the Lender until any Other Receivables have been paid in full;

(ii)

second, to the Lender to pay any Complete Interest outstanding as of the Capital Transaction Payment Date, taking into account all payments previously made to the Lender in respect of Basic Interest, Accrued Basic Interest and Accrued Complete Interest; and

(iii)	thereafter, to the Lender to repay the Outstanding Amount.
2.7	Borrower’s Right to Prepay.

(a)          The Borrower shall have the right at any time to prepay the Loan in whole or in portions of the Outstanding Amount of $1,000,000 and integral multiples thereof (independent of the mandatory prepayment required by section 2.6). On any optional prepayment pursuant to this section 2.7(a) the Borrower shall pay Complete Interest on the Outstanding Amount or the portion thereof being prepaid for that portion of the Loan Year up to but not including the date on which the prepayment is made (as well as prior Loan Years).

(b)          In the case of any prepayment to be made on or before the first anniversary of the date hereof, the Borrower shall provide the Lender with not less than fifteen (15) Business Days’ prior written notice of the prepayment and shall pay to the Lender, on the date the prepayment is made (the "Prepayment Date"), the Prepayment Amount. In the case of any prepayment to be made after the first anniversary of the date hereof, including one required by the terms of section 2.6, the Borrower shall give to the Lender not less than five (5) Business Days notice of prepayment.

2.8	Payments Generally.

(a)          All payments (including prepayments) to be made by the Borrower on account of principal, interest and all other amounts payable with respect to the Note shall be made to the Lender without set-off or counterclaim, in United States Dollars and in immediately available funds, not later than 2:00 p.m. (New York time) on the dates such payments are due, as follows: by payment to the Lender by wire transfer to the bank account identified on Schedule E or at the Lender’s offices as set out in section 7.1 or such other place as the Lender shall designate in writing. If any payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the Complete Interest Rate during such extension. Any payments received after 2:00 p.m. (New York time) shall be deemed for all purposes hereof to have been received on the following Business Day.

(b)          It is expressly stipulated and agreed to be the intent of the Borrower and the Lender at all times to comply with applicable state law or applicable United States federal law (to the extent it permits the Borrower and the Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this section (and the similar section contained in the Note) shall control every other covenant and agreement in this Agreement, the Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Agreement, the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to any Loan, or if the Lender’s exercise of the option to accelerate the

Maturity Date, or if any prepayment by the Borrower results in the Borrower having paid any interest in excess of that permitted by applicable law, then it is the Lender’s express intent that all excess amounts collected by the Lender shall be credited to the principal balance of the applicable Note (or if paid in full, then refunded to the Borrower) and the provisions of this Agreement, the applicable Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to the Lender for the use, forbearance, or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loans until payment in full so that the rate or amount of interest on account of the Loans does not exceed the maximum lawful rate from time to time in effect and applicable to the Loans for so long as any Loan is outstanding. Notwithstanding anything to the contrary contained in this Agreement, the Note or the other Loan Documents, it is not the intention of the Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

2.9	Withholding Tax Indemnity.

(a)          If the Borrower shall be required by law to deduct and withhold Taxes (as hereinafter defined) from interest, fees or other amounts payable to the Lender with respect to the Loan as a result of the Lender constituting a Non-Exempt Person (as hereinafter defined), the Borrower shall be entitled to do so with respect to the Lender’s interest in such payment (all withheld amounts being deemed paid to the Lender). In such case the Borrower shall furnish the Lender with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for the purposes of assisting the Lender to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Lender is subject to tax.

(b)          A "Non-Exempt Person" is any Person other than a Person who is either (i) a United States Person, or (ii) has on file with the Borrower for the relevant year such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code, or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Borrower to make such payments free of any obligation or liability for withholding. For the purposes of the section, "Taxes" shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

(c)          The Lender shall and hereby agrees to indemnify the Borrower and its partners against and hold the Borrower and its partners harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Borrower to withhold Taxes from payment made to the Lender in reliance upon any representation, certificate, statement, document or instrument made or provided by the Lender to the Borrower in connection with the obligation of the Borrower to withhold Taxes from payments made to the Lender (including attorney’s fees and disbursements incurred in connection with defending any claim or demand for Taxes or in enforcing this indemnity), it being expressly understood and agreed that (i) the Borrower shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, conclusory correctness or validity of the same and (ii) the Lender shall, upon request of the Borrower and at the Lender’s sole cost and expense, defend any claim or action relating to the foregoing indemnification by counsel selected by the Borrower. The Lender’s indemnification obligations and representations set forth in section 2.9 shall survive for a period of three (3) years following repayment in full of the Loan.

(d)          The Lender represents to the Borrower (for the benefit of the other Partners) that it is not a Non-Exempt Person and that the Borrower is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, the Lender shall deliver to the Borrower evidence satisfactory to the Borrower substantiating that it is not a Non-Exempt Person and that the Borrower is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, if the Lender is not created or organized under the laws of the United States or any state thereof, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Lender shall furnish to the Borrower Internal Revenue Service Form W-8 ECI or Form W-8 BEN, or such other forms, certifications, statements or documents as may be required from time to time, duly executed by the Lender, as evidence of the Lender exemption from the withholding of United States tax with respect thereto. The Borrower shall not be obligated to make any payment hereunder to the Lender in respect of the Loan until the Lender shall have furnished to the Borrower the requested forms, certificates, statements or documents.

ARTICLE 3

CONDITIONS PRECEDENT

3.1	Drawdown of Loan.

The obligation of the Lender to make the Loan hereunder is subject to the satisfaction of the following conditions precedent:

(a)	Loan Documents. The Lender shall have received duly executed copies of (i) this Agreement, (ii) the Note, and (iii) all other Loan Documents.
(b)

Organizational Documents. The Lender shall have received copies of the Borrower LLC Agreement and the Dearborn Center LLC Agreement, each certified as complete and correct by a Responsible Officer of the Borrower, with respect to each of the Borrower and Dearborn Center.

(c)	Corporate Proceedings. The Lender shall have received a copy of the resolutions of the Board of Managers of the Borrower authorizing the borrowing hereunder and the execution, delivery and performance of the Borrower’s obligations under the Loan Documents, certified by a Responsible Officer of the Borrower, which certificate shall state that the authorizations thereby certified have not been amended, modified, revoked or rescinded.

(d)

Incumbency Certificate. The Lender shall have received a certificate of a Responsible Officer of the Borrower as to the incumbency and signature of each of the signatories executing each Loan Document and any certificate or other document to be delivered by it pursuant hereto and thereto.

(e)

Good Standing Certificate. The Lender shall have received a copy of a certificate dated as of a recent date from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing, and if applicable, qualification to do business, of the Borrower and of Dearborn Center in the State of Delaware and, for Dearborn Center, the State of Illinois.

(f)

Officer’s Certificate. If the date on which the Loan is advanced is other than the date on which this Agreement is executed and delivered, the Lender shall have received a certificate of a Responsible Officer of the Borrower stating that, immediately after giving effect to this Agreement and the other Loan Documents and all of the transactions contemplated herein or therein to occur, (i) no Default or Event of Default has occurred and is then continuing and (ii) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects.

(g)

No Violation. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Borrower or the Lender in any violation of, any Requirement of Law.

(h)

Additional Matters. The Lender shall have received such other documents, instruments, agreements, legal opinions or information as reasonably and timely requested by it. All documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender, acting reasonably.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Borrower.

In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender as of the date hereof as follows:

(a)

Existence; Compliance with Law. Each of the Borrower and Dearborn Center is duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified and in good standing under the laws of each jurisdiction where the conduct of its business or ownership or leasing of its properties requires such qualification; (iii) has all corporate power and authority, and has all licenses, authorizations, permits, orders and approvals required, to conduct of its business or own or lease its properties; and (iv) is in compliance with all Requirements of Law.

(b)

Corporate Power and Authorization. The Borrower has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder, and has taken all necessary corporate action to authorize the borrowing on the terms and conditions hereof and to authorize the execution, delivery and performance of its obligations under the Loan Documents.

(c)

Consents. No consent or authorization of, filing with or other act by any Governmental Authority or third party that has not been obtained, made or taken is required in connection with the borrowing hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents.

(d)

Enforceable Obligations. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Borrower and constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)

No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law, and will not result in, or require, the creation or imposition of any Lien on any of the Borrower’s or Dearborn Center’s assets pursuant to any Requirement of Law.

(f)

No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or Dearborn Center or against any of their respective assets, properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

(g)

No Breach of Contractual Obligations. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, do not, or will not, with the giving of notice and/or the lapse of time, or both, constitute a breach of any Contractual Obligations of Borrower or Dearborn Center or result in, or require, the creation or imposition of any Lien on any of the Borrower’s or Dearborn Center’s assets (other than Liens in favour of the Lender created hereby). Neither the Borrower nor Dearborn Center is in default of any of its Contractual Obligations, including in the case of Dearborn Center under the Dearborn Center Loan Agreement or leases of space in the Project.

(h)

Taxes. All tax returns which are required to be filed by the Borrower or Dearborn Center have been duly filed as required by law, all taxes, assessments, fees or other governmental charges or levies upon Borrower or Dearborn Center or upon any of their respective properties, assets or income which are due and payable have been paid (other than taxes that are being contested in good faith and by proper proceedings, and in respect of which adequate reserves are being maintained by Borrower in accordance with GAAP) and neither Borrower nor Dearborn Center has received any material re-assessments or other notices (having regard to the overall tax liability of the Borrower on a consolidated basis) disputing the calculation of such taxes or the amounts paid by it on account of such taxes.

(i)

Ownership of Land and Project. The Borrower, as the assignee of Prime Group Realty, L.P., is the beneficial owner of a membership interest in Dearborn Center as described in the Dearborn Center LLC Agreement and which interest is subject to no Liens other than as appear from the terms of the Dearborn Center LLC Agreement. Dearborn Center has good and marketable title in and to the Land and the Project subject only to Permitted Liens and Liens expressly permitted under the Dearborn Center Loan Agreement. The only other membership interest in Dearborn Center is held by Estein.

(j)	Indebtedness. The Borrower has no Indebtedness other than to the Lender. Dearborn Center has no Indebtedness other than to the Mortgage Lender.
(k)

Business. The Borrower owns no Equity Interests in any Person other than its membership interest in Dearborn Center. The Borrower is not a party to any contract or agreement material to its business or affairs except (i) the agreement pursuant to which it acquired its Equity Interests in Dearborn Center from Prime Group Realty, L.P., (ii) the Dearborn Center LLC Agreement and (iii) the Loan Documents. Borrower has provided to Lender’s representatives true and complete copies of the agreements referred to in clauses (i) and (ii).

(l)

Investment Company Act. The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the United States Investment Company Act of 1940, as amended.

(m)

Accuracy and Completeness of Information. All information, reports and other papers and data furnished by Borrower to the Lender with respect to Borrower and Dearborn Center, the Land and the Project were, at the time the materials were so furnished, and are, as of the date of this Agreement, complete and correct.

(n)	No Event of Default. As of the date hereof, no Event of Default and no event that with the giving of notice and/or the lapse of time would constitute an Event of Default exists.

4.2	Representations and Warranties of the Lender.

The Lender hereby represents and warrants to the Borrower as of the date hereof as follows:

(a)

Existence; Compliance with Law. The Lender is duly organized, validly existing and in good standing under the laws of the Province of Ontario and has all corporate power and authority required to conduct its business.

(b)	Corporate Power and Authorization. The Lender has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and to make the Loan.

ARTICLE 5

COVENANTS OF THE BORROWER

5.1	Affirmative Covenants.

The Borrower hereby covenants and agrees with the Lender that, unless the Lender otherwise consents in writing, so long any amount payable under any of the Loan Documents is outstanding:

(a)

Punctual Payments. The Borrower shall duly and punctually pay the principal amount of the Note, all interest thereon and all other amounts required to be paid by Borrower hereunder or under any other Loan Document at the times and places and in the manner provided for herein or therein.

(b)

Conduct of Business and Maintenance of Existence. The Borrower covenants that it shall, and shall take all actions within its power so that Dearborn Center shall, preserve, renew and keep in full force and effect its existence. The Borrower further covenants that it shall, and shall take all actions within its power so that Dearborn Center shall, (i) engage in business of the same general type as now conducted by it and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) comply with all Requirements of Law.

(c)

Inspection of Property; Books and Records; Discussions; Consents. The Borrower shall, and shall take all actions within its power so that Dearborn Center shall, keep proper books of records and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and shall permit representatives of the Lender upon reasonable notice to examine and make abstracts from any of the books and records of Borrower, at any reasonable time during normal business hours, and, upon request of the Lender, to discuss the business and financial and other condition of the Borrower and Dearborn Center with officers of Borrower and the accountants and other representatives of the Borrower, with the Borrower to act as intermediary.

(d)	Notices. The Borrower shall give notice, or cause notice to be given, to the Lender promptly upon the occurrence of:
(i)	any Default or Event of Default;
(ii)	any default or event of default under any Contractual Obligation of Borrower or Dearborn Center which would reasonably be expected to have a Material Adverse Effect;
(iii)

any litigation or proceeding instituted by or against Borrower or Dearborn Center, which involves an amount of $1,000,000 or more and is not covered by insurance or in which injunctive or similar relief is sought and would reasonably be expected to have a Material Adverse Effect; or

(iv)	a change in the business, operations, property or financial or other condition of Borrower or Dearborn Center which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or Dearborn Center, as applicable, proposes to take, if any, with respect thereto.

(e)

Financial Statements and Information. The Borrower covenants that it shall furnish to the Lender, promptly following the Borrower’s receipt thereof from time to time, copies of the reports to which the Borrower is entitled pursuant to Section 6.4 of the Dearborn Center LLC Agreement. The Borrower shall also provide the Lender with copies of any reports prepared by PGRSI, as property and leasing manager, or by Estein, as administrative manager, in respect of the Project and with such other information regarding the Borrower, Dearborn Center and the Project as the Lender may reasonably request from time to time.

(f)

Officer’s Certificate. At the time specified above for delivery of the financial statements provided for in section 5.1(e), the Borrower shall deliver to the Lender a certificate of a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred, and, if so, whether the same still exists at the date of the certificate, or if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if existing, what action is being taken or proposed to be taken with respect thereto and the time frame within which any such action will be taken.

(g)

Contractual Obligations. The Borrower shall comply in all material respects with and perform its obligations under its Contractual Obligations, and shall use all commercially reasonable efforts so that Dearborn Center does likewise, if non-compliance or non-performance of obligations thereunder would reasonably be expected to have a Material Adverse Effect.

(h)	Payment of Taxes and Other Indebtedness. The Borrower shall, and shall use all commercially reasonable efforts so that Dearborn Center does likewise, settle or discharge:
(i)

all taxes, assessments and governmental charges or levies (other than Taxes, as defined in section 2.9(b) of this Agreement, which shall be the responsibility of Lender to pay) imposed upon it, its income or profits or upon any of its properties before they shall become delinquent;

(ii)

all lawful claims (including claims for labour, materials and supplies) which, if unpaid, may reasonably be expected to give rise to a Lien (other than a Permitted Lien) upon any of their respective properties; and

(iii)	except as prohibited hereunder, all of its other Indebtedness as it shall become due,

provided, however, that any such Person shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested by it in good faith by appropriate proceedings and as to which adequate reserves therefor have been established by it in accordance with GAAP, unless the failure to make any such payment (A) would give rise to an immediate right to foreclose, distrain, sale or commence a similar proceeding or the enforcement of a Lien securing any such amount or (B) will have or would reasonably be expected to have a Material Adverse Effect.

(i)	Insurance. The Borrower shall use all commercially reasonable efforts so that Dearborn Center shall at all times maintain with financially sound and reputable insurers the following insurance:
(i)	insurance on its property and in respect of its operations in such amounts and covering such risks and with such terms and conditions as is consistent with sound business practice;
(ii)

comprehensive general liability insurance (including insurance against claims for personal injury, death and property damage) in such amounts and with such terms and conditions as is consistent with sound business practice; and

(iii)	such other insurance in such amounts and covering such risks and with such terms and conditions as is consistent with sound business practice.
(j)

Maintenance of Property. The Borrower shall use all commercially reasonable efforts so that Dearborn Center shall maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted (subject to damage by casualties), and will make, or cause to be made, to such properties and equipment from time to time all such repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

(k)

Pledge of Dearborn Center Membership Interest. The Borrower covenants that following the closing of the loan transaction contemplated hereby, it will use commercially reasonable efforts to secure the consent of Estein to permit the Borrower to pledge the Borrower’s membership interest in Dearborn Center to the Lender as additional security for the Loan.

(l)

Further Assurances. The Borrower covenants that it shall at any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, promptly and duly execute and deliver such further instruments and documents and take such further actions as the Lender may reasonably request to carry out and obtain and preserve the full benefits of this Agreement and the other Loan Documents and the rights and powers granted herein and therein.

5.2	Negative Covenants.

The Borrower hereby covenants and agrees with the Lender that, unless the Lender otherwise consents in writing, so long any amount payable under any of the Loan Documents is outstanding:

(a)	Indebtedness. The Borrower shall not contract, create, incur, assume or permit to exist any Indebtedness of the Borrower other than the Loan.
(b)

Liens. The Borrower shall not contract, create, incur, assume or suffer or permit to exist any Lien with respect to any of its property of any kind, whether now owned or hereafter acquired, except for Permitted Liens.

(c)	Cancellation of Indebtedness. The Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration in the ordinary course of business.
(d)

Amendment of Limited Liability Company Agreement. Except with the prior written consent of the Lender, which may be granted or withheld in the Lender’s discretion, the Borrower shall not permit its limited liability company agreement to be amended.

(e)

Limitations in Respect of Dearborn Center. Without the prior written consent of the Lender, which may be granted or withheld in the Lender’s discretion, the Borrower shall not give its consent to any matter listed in Section 7.3 (Major Decisions) of the Dearborn Center LLC Agreement or to any amendment to said agreement; provided, however, that notwithstanding the foregoing the Lender’s consent shall not be required for a sale of the Project and Land or a refinancing of the Mortgage Loan by way of another first mortgage loan provided that the proceeds of such sale or refinancing will be sufficient to repay the Outstanding Amount and Complete Interest thereon.

5.3	Single Purpose Entity.

(a)          The Borrower represents and warrants that since its formation it has not, and covenants that until it shall have paid the Loan in full it will not:

(i)	engage in any business or activity other than the ownership of an interest in Dearborn Center and the borrowing and servicing of the Loan hereunder and activities incidental to the foregoing;
(ii)	merge into or consolidate with any Person or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iii)

fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents necessary to maintain its separate existence and comply with the terms of this section 5.3;

(iv)	own any subsidiary, or make any investment in, any Person except Dearborn Center;
(v)	commingle its assets and liabilities with the assets and liabilities of any other Person or permit any Affiliate or constituent party independent access to its bank accounts;
(vi)	incur any Indebtedness other than the Loan;
(vii)

fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records;

(viii)

except for capital contributions and capital distributions permitted pursuant to the terms of Borrower’s organizational documents and properly reflected on the books and records of Borrower, enter into any contract or agreement or transaction with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(ix)	maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its assets separate and apart from those of any other Person;
(x)

assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xi)	make any loans or advances to any Person;
(xii)

fail to file tax returns that are required to be filed by it under applicable Legal Requirements or file a consolidated federal income tax return with any Person required by applicable Legal Requirements (it being understood and agreed that the inclusion of Borrower’s taxable income and tax liabilities in its parent’s tax return as a result of Borrower being treated as a disregarded entity for tax purposes shall not be deemed to be a prohibited consolidated federal income tax return under this section);

(xiii)

fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xiv)

fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any member of Borrower to make additional capital contributions to Borrower;

(xv)

without the unanimous written consent of all of its members and the written consent of 100% of the Borrower’s board of managers, including, without limitation, the Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause the Borrower to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvi)

fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate invoices and checks;

(xvii)	fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds,

provided, however, the foregoing shall not require any member of Borrower to make additional capital contributions to Borrower;

(xviii)	acquire obligations or securities of its members or other affiliates; or
(xix)	fail to maintain a sufficient number of employees in light of its contemplated business operations.
5.4	Change of Name, Identity or Structure.

Borrower shall not change (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business, (d) the corporate structure of Borrower, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower if such change would adversely impact the covenants set forth in section 5.3 and this section 5.4. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted in any of the Loan Documents. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

ARTICLE 6

EVENTS OF DEFAULT

6.1	Events of Default.

The occurrence of any of the following events shall be deemed the occurrence of an "Event of Default":

(a)

Payment. The Borrower shall fail to pay any amounts due to the Lender pursuant to sections 2.3, 2.5 or 2.6, when due in the case of payments due on the Maturity Date and otherwise within two Business Days following the due date; provided, however, that where the sole failure to pay has been in respect of Basic Interest and payment is made under the Prime Group Guarantee within two (2) Business Days of demand thereunder, then there shall be no Event of Default.

(b)

Representations. Any material representation or warranty made by Borrower in this Agreement or in any other Loan Document, or which is contained in any certificate, document or financial or other statement furnished by the Borrower at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respects on or as of the date made.

(c)

Single Purpose Entity. The Borrower breaches any covenant contained in section 5.3 hereof, provided, however, that a breach of any covenant contained in section 5.3 shall not constitute an Event of Default if such breach is inadvertent, immaterial and non-recurring;

(d)

Covenants. The Borrower shall default in the performance of or breach any covenant in this Agreement or any other Loan Document, other than a default or breach referenced in paragraphs (a) or (b) or (c) above or paragraphs (e) or (f) below, and such default or breach shall continue for a period of 30 days after the Borrower first receives notice of any such default, provided that if such default or breach is reasonably susceptible of cure, but not within such 30 day period, then the Borrower may be permitted up to an additional 90 days to cure such default or breach so long as the Borrower promptly commences such cure and thereafter diligently and continuously pursues such cure, provided, further, that the Borrower shall provide the Lender with a written report and evidence reasonably satisfactory to the Lender of the progress of Borrower’s cure efforts from time to time as requested by the Lender.

(e)

Bankruptcy. The entry by a court of (i) a decree or order for relief in respect of Borrower or Dearborn Center in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging Borrower or Dearborn Center a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Borrower or Dearborn Center under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Borrower or Dearborn Center or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of more than 120 days.

(f)

Commencement of Proceedings. The commencement by Borrower or Dearborn Center of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of it in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Borrower or Dearborn Center of a petition or consent seeking reorganization or relief under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by Borrower or Dearborn Center to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Borrower or Dearborn Center or of any substantial part of its property, or the making by Borrower or Dearborn Center of an assignment for the benefit of creditors, or the admission by Borrower or Dearborn Center in writing of its inability to pay its debts generally as they become due, or the taking of official limited liability company action of Borrower or Dearborn Center in furtherance of any such action.

(g)

Enforceability. This Agreement, the Note or any other Loan Document shall, in whole or in part, terminate, cease to be effective or cease to be a legally valid, binding and enforceable obligation of the Borrower, or the Borrower shall take any action in connection therewith or in furtherance thereof.

(h)

Judgments. One or more judgments, orders or decrees shall be entered against any one or more of the Borrower or any of Dearborn Center involving a liability equal to or in excess of $1,000,000 in any particular case or in the aggregate to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage, and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and non-appealable, or (B) 60 days.

(i)

Dearborn Center Contracts. The occurrence and continuance of any event that, whether or not with notice or lapse of time, would constitute (i) an event of default under the Dearborn Center Loan Agreement, or (ii) an event of default that would entitle the Owner to a remedy (whether or not the Owner has exercised such remedy) under the Management and Leasing Agreement dated as of October 8, 2003 between Dearborn Center and PGRSI (as the same may be modified, supplemented or restated from time to time), or (iii) an event of default entitling Estein to a remedy (whether or not Estein has exercised such remedy) under the Dearborn Center LLC Agreement.

6.2	Remedies for Events of Default.

(a)          If any Event of Default shall have occurred and be continuing, then, and in any such event, (i) if such event is an Event of Default specified in sections 6.1(e) or (f) above, the Outstanding Amount shall immediately accelerate and the Loan (with all Accrued Complete Interest thereon, together with Complete Interest thereon from the last Payment Date until the date of acceleration) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (ii) if such event is any other Event of Default, then the Lender may by notice of default to the Borrower, declare the Outstanding Amount (with all Accrued Complete Interest thereon, together with Complete Interest thereon from the last Payment Date until the date of acceleration) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article 6, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(b)          If an Event of Default shall have occurred and be continuing, the Lender may exercise all rights and remedies which it has under the Loan Documents, at law, in equity or otherwise.

(c)          In addition to and not by way of limitation of section 6.2(b), at any time when (i) an Event of Default shall have occurred and is continuing and (ii) the Borrower has a currently exercisable option under the terms of the Dearborn Center LLC Agreement to purchase the membership interest in Dearborn Center owned by Estein (the "Estein Dearborn Interest"), the Borrower shall, upon receiving written notice from Lender to do so, exercise such option (the "Dearborn Purchase Option") in the manner required by the Dearborn Center LLC Agreement. If the Lender exercises the foregoing right to compel exercise of the Dearborn Purchase Option, the Lender shall be obligated to advance the funds required for such exercise in a timely manner in accordance with the terms of the Dearborn Purchase Option. Forthwith following such exercise, the Borrower shall convey to the Lender, outright and not by way of a security interest, both the Estein Dearborn Interest and the Borrower’s membership interest in Dearborn Center. Further to the foregoing, the Borrower hereby grants to the Lender an irrevocable power of attorney, exercisable at any time when an Event of Default shall have occurred and be continuing, to execute for and on behalf and in the name of the Borrower any and all instruments necessary or appropriate to (i) exercise the Dearborn Purchase Option and (ii) convey to the Lender (A) the Estein Dearborn Interest and (B) the Borrower’s membership interest in Dearborn Center. Such powers, being coupled with an interest, shall not be revoked by the bankruptcy or insolvency of the Borrower.

(d)          The Lender shall indemnify and hold harmless the Borrower against any and all losses, damages, claims, liabilities, judgements and expenses suffered or incurred by the Borrower arising out of the failure of the Lender to advance on a timely basis any funds required to be advanced by the Lender pursuant to section 6.2(c) hereof.

ARTICLE 7

MISCELLANEOUS

7.1	Notices.

Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing unless and shall be given to the Lender or to the Borrower, as the case may be, at the following addresses:

the Lender:	IPC Investments Holdings Canada Inc.

Suite 705, South Tower

175 Bloor Street East

Toronto, Ontario M4W 3R8

Canada

Attention: Gary Goodman

Telecopy No.: (416) 929-5314

Confirmation No.: (416) 929-0108

with a copy to:

Davies Ward Phillips & Vineberg LLP

Suite 4400

1 First Canadian Place

Toronto, Ontario M5X 1B1

Attention: Mitchell P. Finkelstein

Telecopy No.: (416) 863-0871

Confirmation No.: (416) 863-0900

the Borrower:	Prime Dearborn Equities LLC

77 Wacker Drive

Suite 3900

Chicago, IL 60601

Attention: General Counsel

Telecopy No. (312) 917-1684

Confirmation No. (312) 917-4237

with a copy to:

Prime Dearborn Equities LLC

c/o The Lightstone Group LLC

326 Third Avenue

Lakewood, NJ 08701

Attention: Angela Mirizzi-Olsen

Telecopy No.: (732) 363-7183

Confirmation No.: (732) 367-0129, ext. 137

and with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, NY 10016

Attention: Sheldon Chanales, Esq.

Telecopy No.: (212) 545-3313

Confirmation No. (212) 592-1472

Each such notice shall be effective (i) if given by mail, on the fourth day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid and (ii) if given by any other means, when delivered to and receipted for at the address of such party specified as aforesaid; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

7.2	Lender’s Expenses; Taxes; Indemnification.

The Borrower shall (a) pay or reimburse the Lender for all reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note or any other Loan Documents, including, without limitation, reasonable fees and disbursements of counsel to the Lender, (b) pay and indemnify and hold the Lender, its directors, officers, employees, members and agents, harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Borrower in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (c) pay and indemnify and hold the Lender, its directors, officers, employees, members and agents, harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and, following an Event of Default, administration of this Agreement, the Note or any of the other Loan Documents (all the foregoing, collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder to the Lender or any other indemnitee described above with respect to indemnified liabilities arising from the gross negligence or wilful misconduct of the Lender. The agreements in this section shall survive repayment of the Loans. The obligations of the Borrower under section 7.2 are subject to the limitations set forth in section 7.8.

7.3	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege under this Agreement, the Note or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.4	Survival of Representations and Warranties.

All representations and warranties made under this Agreement, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the making of any Loan.

7.5	Transfer Rights.

(a)          The Borrower may not Transfer any of its rights or obligations hereunder without obtaining the prior written consent of the Lender to such Transfer.

(b)          The Lender may transfer all or any portion of its interest in the Loan, including its rights to receive Complete Interest and be repaid the Outstanding Amount, to (i) any Person that is an Affiliate of the Lender or (ii) any other Qualified Investor with the prior approval of the

Borrower (such approval not to be unreasonably withheld or delayed). For the purpose of this section 7.5(b) only, an "Affiliate" of the Lender shall mean any person controlled, directly or indirectly, by the REIT, IPC (US), Inc., any member of the Reichmann Family and any Reichmann Family Affiliates. For the purposes of this Agreement, "Qualified Investor" means one or more of the following:

(A)

a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)

an investment company, money management firm or "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)	an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements;
(D)	any entity Controlling, controlled by or under common control with one or more of any of the entities described in clauses (A), (B) or (C) above; or
(E)

an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise a Qualified Investor under clauses (A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Investors under clauses (A), (B), (C) or (D) of this definition.

For the purposes of clauses (A), (B) and (C) above, "Eligibility Requirements" means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholders’ equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans (including mezzanine loans) or operating commercial properties.

7.6	Successors and Assigns.

This Agreement and the other Loan Documents shall be binding upon and enure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns.

The Lender may assign this Agreement and the other Loan Documents to an Affiliate thereof incorporated or organized in the United States without the consent of the Borrower, or to any other person with the consent of the Borrower, such consent not to be unreasonably withheld. The Borrower’s consent to a transfer shall not be required after the occurrence and during the continuation of an Event of Default described in sections 6.1(a), (e) or (f).

7.7	Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8	Limited Recourse.

The Lender’s recourse against the Borrower and any Investors for the satisfaction of the payment and performance of any or all of the obligations and liabilities of the Borrower hereunder or any other liabilities or damages arising hereunder, under the Note or under applicable law (regardless of whether arising under contractual or tort theories), shall be limited solely to the Borrower’s assets, and no investor, member, partner, officer, principal, director, manager, trustee, beneficiary, shareholder, controlling person, employee or agent of or in the Borrower or any of their successors or assigns (collectively, the "Exculpated Persons") shall be liable or have personal liability in any other respect for (a) the payment of any amount due under this Agreement, (b) for monetary damages for the breach of performance of any of the covenants, obligations or indemnifications contained in this Agreement, (c) the payment of any fee or charge that may become due under this Agreement or (d) the failure of any representation or warranty of the Borrower contained in this Agreement to be true and correct when made or deemed made, unless, and then only to the extent that, an Exculpated Person shall have become personally liable by virtue of having given a separate guarantee of payment or performance of the obligations and liabilities of the Borrower hereunder or of any other liabilities or damages arising hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have duly executed this Agreement on the date written on the first page of this Agreement.

PRIME DEARBORN EQUITIES LLC, a Delaware limited liability company
by	/s/ David Lichtenstein
David Lichtenstein
President

IPC INVESTMENTS HOLDINGS CANADA INC., an Ontario corporation
by	/s/ Gary Goodman
Gary Goodman
Treasurer

[EXHIBIT A INTENTIONALLY OMITTED]

[SCHEDULES INTENTIONALLY OMITTED]